Mail Stop 3-8

      							 Jun 17, 2005




By Facsimile and U.S. Mail

Mr. D. Gary McRae
McRae Industries, Inc.
President, Treasurer and Director
400 North Main Street
Mount Gilead, NC 27306

      Re:	McRae Industries, Inc.
      		Form 10-K/A for the year ended July 31, 2004
      		Filed December 23, 2004
      File No.  1-08578

Dear Mr. McRae,

	We have completed our review of your Form 10-K and related filings and have no further comments at this time.


								Sincerely,



								Michael Moran
								Accounting Branch Chief